Exhibit 99.1
NEWS RELEASE

JDSU Responds to Below Market “Mini-tender” Offer from TRC Capital

Milpitas, California, November 6, 2006 - JDSU today announced that it has received an unsolicited “mini-tender” offer from TRC Capital Corporation to purchase from JDSU stockholders up to 3 million shares of JDSU common stock, or approximately 1.4% of its total outstanding shares, for $14.00 per share. The offer price represents an 18.4% discount to JDSU’s closing price of $16.58 on November 3, 2006, and a 3.7% discount to JDSU’s closing price of $14.53 per share on October 31, 2006, the day the offer was made.

JDSU does not endorse or recommend TRC Capital’s “mini-tender” offer, and wishes to inform its stockholders that it is not associated with TRC Capital, the offer or the offer documentation.

JDSU understands that TRC Capital has made numerous “mini-tender” offers for shares of other companies. “Mini-tender” offers are third-party offers to purchase less than five percent of a company’s shares, thereby avoiding most of the filing, disclosure and procedural requirements of the Securities and Exchange Commission (SEC).

The SEC has issued an investor alert regarding “mini-tender” offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” JDSU encourages stockholders to read the SEC’s article on this subject, which is available at http://www.sec.gov/investor/pubs/minitend.htm.

JDSU urges stockholders to obtain current market quotations for their shares, to consult with their own brokers or financial advisors, and to request a copy of the offer from TRC Capital to review, before deciding whether to sell their shares.

About JDSU

JDSU (NASDAQ: JDSUD; and TSX: JDU) is committed to enabling broadband & optical innovation in the communications, commercial and consumer markets. JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers.  Furthermore, JDSU is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications.  More information is available at www.jdsu.com.

Following the completion of a 1-for-8 reverse stock split on October 16, 2006, JDSU’s common stock is trading under the temporary trading symbol "JDSUD." The trading symbol will revert back to "JDSU" on November 14, 2006.

Investors: Jacquie Ross, 408-546-4445 or investor.relations@jdsu.com
Press: Kathleen Greene, 408-546-5852 or kathleen.greene@jdsu.com